Delisting Determination, The Nasdaq Stock Market, LLC, May 11, 2026 TIAN RUIXIANG Holdings Ltd
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the Class A Ordinary Shares of TIAN RUIXIANG Holdings Ltd effective at the opening of the trading session on July 6, 2026.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(a)(2).The Company was notified of the Staff determination on January 20, 2026.
On January 22, 2026 the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings
Panel (Panel) pursuant to Listing Rule 5815.
On February 17, 2026 the hearing was held.
Additionally, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5810(c)(3)(A)(iii).
The Company was notified of the Staff determination on March 3, 2026. The Company Class A Ordinary Shares were suspended on March 5, 2026. On March 11, 2026 the Panel reached a decision and a Decision letter was issued on March 12, 2026.
The Company Class A Ordinary Shares were to remain suspended from the Exchange.
The Staff determination to delist the Company
Class A Ordinary Shares became final on April 27, 2026.